Exhibit 10.6
CONSULTING AGREEMENT
BETWEEN
US DRY CLEANING CORPORATION
AND
THE WATLEY GROUP, LLC

THIS AGREEMENT is entered into as of the 12th day of July, 2005, by and among the following parties (hereinafter collectively referred to as the "Parties");

The Watley Group, LLC, a California limited liability company

AND

US Dry Cleaning Corporation, a Nevada corporation

RECITALS

US Dry Cleaning (hereinafter referred to as the "USDC" or the "Company"), a Nevada corporation, directly or through one or more of its affiliates would like to enter into a business combination transaction (the Transaction") with Publico, a publicly tradable company (following the closing of the Transaction), (Publico and USDC are referred to herein as the "Public Company") and, thereafter, to list the Public Company's shares of common stock (the "Common Stock") on a nationally recognized stock exchange or to request a market-maker to commence quotations of the Common Stock on an electronic exchange medium. The company plans to acquire other dry cleaning businesses as well as grow;

AND

Whereas, Watley is a management consulting and advisory firm with management consulting expertise and has relationships and contacts that will assist the Company in achieving its business plan and financing needs;

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the Parties, intending legally to be bound, hereby agree as follows

SERVICES

1.	During the term of any consulting agreement hereof, Watley shall act as a management consultant to USDC or the Public Company, as relevant.

2.	During the term hereof, Watley shall act as the exclusive financial consultant to USDC and, following the closing of the Transaction, the Public Company.

3.
If Requested by USDC ("USDC" or the "Company") or the Public Company, in anticipation of the closing of the Transaction and for the benefit of USDC and the Public Company, Watley will conduct a two-day strategic planning seminar with USDC's senior management, directors, and consultants. Thereafter, but possibly prior to the effective date of this Agreement, Watley will provide various management consulting, strategic plan, and prospective operations services.

4.
If requested by USDC or the Public Company, Watley shall provide advice and assistance in the preparation and periodic updating of a strategic plan designed to optimize such entity's business and value for its stockholders, which strategic plan shall be suitable for presentation to financial and securities analysts and to such entity's current stockholders, as well as to prospective investors.

5.	In connection with the strategic plan, Watley shall provide advice and assistance recommend alternative organizational structures and assignments of responsibilities.

6.
If requested by USDC, Watley shall use commercially reasonable efforts to assist USDC in its efforts to identify prospective investors to obtain a bridge capital in the form of senior secured convertible notes of up to $3,000,000 on terms and conditions reasonably acceptable to, and subject to the approval of, the Board of Directors of USDC.

7.
If requested by USDC or the Public Company, as relevant, Watley shall use commercially reasonable efforts to assist such entity in its efforts to identify prospective investors to obtain up to an additional $10,000,000 of debt or equity financing in one or more tranches, on terms and conditions reasonably acceptable to, and subject to the approval of, the Board of Directors of such entity. Watley shall analyze and quantify alternative structures for equity, debt, or quasi-equity financing that are designed to meet 'such entity's growth plan in accordance its strategic plan.

8.
If requested by USDC or the Public Company, as relevant, Watley shall provide advice and assistance to such entity regarding negotiations with lenders or leasing companies for the placement of any commercial debt, subordinated debt, mezzanine debt, other debt facility, or leasing facility.

9.
If requested by USDC or the Public Company, as relevant, Watley shall assist such entity's management, attorneys, and accountants with the preparation of the various documents to be utilized with respect to USDC's or the Public Company's debt or equity capital raising or leasing activities.

10
. If requested by USDC or the Public Company, as relevant, Watley shall provide advice and assistance to such entity in respect of all aspects of the merger or acquisition process, from identifying such entity's business requirements and financial abilities, to identifying prospective targets and assisting with the due diligence investigations thereof, assisting with the structure of the proposed transaction, and providing advice regarding various alternatives for financing the proposed transaction.

11
. If requested by USDC or the Public Company, as relevant, Watley shall provide advice and recommendations to such entity regarding alternative composition structures and functions of such entity's board of directors, including designing codes of conduct and ethics, trading policies, and rules to implement good corporate governance.

12.	If requested by USDC or the Public Company, as relevant, Watley shall provide advice regarding adequate D&O insurance to protect and indemnify the officers, directors, and such entity.

13
. If requested by the Company, Watley shall assist the company in selecting appropriate investor relations' specialists to compliment any existing investor relations' firm that may be retained by the company.

14.	If requested by the Company, Watley will advise and assist the Company on such other issues as the Company may request from time to time during the period of this agreement.

15.
If requested by USDC or the Public Company, Watley shall help recruit directors to serve as non-executive members of the Board or as a non-executive Director of either or both of USDC or the Public Company. Such appointments will be subject to (i) the approval of the Board of Directors of USDC or the Public Company, as relevant, and (ii) such entity obtaining a D&O insurance policy, reasonably acceptable to the directors, of not less than $2,000,000 of coverage, unless waived by the director.

FEES AND PAYMENTS

1.
The initial term of this engagement will be for two years. For the initial two-month period of the engagement, the Company will pay a management-consulting fee equal to be agreed. At any time, the company may elect to pay the consultant's management consulting fees only, with shares of common stock issued pursuant to an effective S-8 registration statement. If the company requests, Watley shall assist the company in the preparation of an appropriate S-8 registration statement. The number of shares to be issued to the consultant for any monthly fee shall be determined by dividing the average closing price of the stock for five days preceding the issuance of the shares into the amount of the fee. In addition, USDC shall issue to Watley or its designated nominees or affiliates, 2,300,000 shares of common in USDC for overall consulting services during the first 24 months.

2.
USDC or the Public Company, as relevant, shall pay to Watley a fee for the services described in Section 6 & 7, above, in cash at the closing of such an equity, debt, or quasi-equity financing. Such fees shall be equivalent to ten percent (10%) of the first $10,000,000 of aggregate gross proceeds of such financing and seven and one-half percent (7 1/2%) of any amount of aggregate gross proceeds of such financing in excess of $10,000,000. This fee applies to any equity, debt, or quasi-equity financing transactions that close during the term of this Agreement or within twelve months thereafter if the party making equity, debt, or quasi-equity investment was introduced to USDC or the Public Company, as relevant, during the term hereof.

3.
USDC or the Public Company, as relevant, will pay to Watley a fee for the services described in Section 8, above, in cash at the closing of such a commercial loan or lease transaction. Such fees shall be equivalent to five percent (5%) of the first $10,000,000 of borrowings or lease transactions in favor of USDC or the Public Company, as relevant, and two and one-half percent (2 1/2%) of any amount of borrowings or lease transactions in excess of $10,000,000. This fee applies to any borrowings or lease transactions that close during the term of this Agreement or within twelve months thereafter if the party making such loan or lease transaction was introduced to USDC or the Public Company, as relevant, during the term hereof. If warrants or other equity or quasi-equity structures are granted or issued in connection with such a borrowing or lease transaction lenders or lessors, USDC or the Public Company, as relevant, will pay a fee to Watley equivalent to ten percent (10%) of the total amount of funds to be received by USDC or the Public Company upon the exercise of the warrants and for the warrants, equity or quasi-equity, on an as received by USDC or the Public Company as relevant, basis.

4.
USDC or the Public Company, as relevant, will pay to Watley a fee for the services described in Section 10, above, in cash at the closing of such a merger or acquisition. Such fees shall be equivalent to six percent (6%) of the first $5,000,000 of enterprise value of such merger or acquisition and three percent (3%) of any amount of enterprise value in excess of $5,000,000. 70% of the fees for M&A services will be paid to Robert Lee in accordance with his management contract.

1.
As of the closing of the Transaction and in connection with such closing, USDC will cause the Public Company to assume all of USDC's obligations hereunder. This Section 8 shall not act as a novation of USDC's obligations under this Agreement, such that notwithstanding such assumption, USDC shall remain liable, jointly and severally, therefor and, upon the request of Watley, shall execute such documents as Watley may reasonably request such that USDC shall become an absolute guarantor of any obligations hereunder incurred by the Public Company.

DISPUTES AND CONTROVERSIES

The Parties agree that all disputes, claims, and other matters in controversy arising out of or relating to this Agreement, or the performance or breach thereof, shall be submitted to binding arbitration in accordance with the provisions and procedures of this paragraph; provided, however, that the arbitrator shall not be empowered to award punitive, exemplary or consequential damages.

Any arbitration shall be held in Los Angeles, California in accordance with applicable law except as provided to the contrary hereunder. Such arbitration shall be held before and decided by a single neutral arbitrator. The single neutral arbitrator shall be selected from a list of retired judges of the Court of Los Angeles by a process mutually agreed upon by the parties.

The parties shall mutually agree upon the date and location of the arbitration subject to the availability of the arbitrator, except that the arbitrator shall give not less than (30) days notice of the hearing unless the parties mutually agree to shorten time for notice.

The parties shall be entitled to undertake discovery in the arbitration in accordance with California law. In conjunction with these processes, the parties shall be entitled to request and obtain production of documents in discovery in the arbitration in accordance with the same rights, remedies and procedures, and shall be subject to all of the same duties, liabilities and obligations as if the subject matter of the arbitration were pending in a civil action before a Superior Court of the State of California. The parties hereby agree that any discovery talked hereunder shall be permitted without first securing leave of the arbitrator and shall be kept to a reasonable minimum.

The decision of the arbitrator appointed pursuant to this agreement shall be final and binding.

The arbitration proceedings themselves and any discovery taken in connection with the arbitration, shall be kept strictly confidential and shall not be disclosed to any third party. The arbitrator may award to any prevailing party, as determined by the arbitrator, part or all of the prevailing party's costs and fees. "Cost and fees" means all reasonable pre-award expenses of the arbitration, including the arbitrators fees, administrative fees, travel expenses, out-of-pocket expenses such as photocopy, telecopy and telephone charges, witness fees and attorneys' fees.

CONFIDENTIALITY

Watley acknowledges and agrees that it will receive and become aware of certain information which is proprietary to the Company, including, without limitation, prices, costs, personnel, knowledge, data and techniques, other non-public information concerning the business or finances of the Company, and other information the disclosure of which might harm or destroy the competitive advantage of the Company (all of the foregoing shall hereinafter be referred to as the "Proprietary Information"). Notwithstanding the foregoing, the Proprietary Information shall not include any information which is generally known or becomes part of the public domain through no fault of Watley, or is required to be disclosed in the context of any administrative or judicial proceeding. Watley agrees that it will not, directly or indirectly, disclose any Proprietary Information to third parties, copy or use any Proprietary Information, or publish any Proprietary Information, except for the purpose of fulfilling its obligations to the Company.

INDEMNIFICATION

Except as may be prohibited by applicable law, the Company shall indemnify and hold harmless Watley including each member, Executive Committee member and officer thereof, their respective partners, officers, directors, shareholders and trustees and the partners, officers, directors, shareholders and trustees of such parties and in the discretion of the Executive Committee, may indemnify and hold harmless any Affiliate thereof, and any employee or agent of, or adviser to, each member, Executive Committee member and officer, and their respective Affiliates (such Persons, to the extent they are required to be indemnified hereunder or are provided indemnity hereunder by the Executive Committee, are herein collectively referred to as "Indemnified Parties") from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of and nature (including reasonable attorneys' fees and expenses), judgments, fines, settlements and other amounts (collectively, the "Liabilities") arising from, or related or incidental to, any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such Indemnified Party may be involved, or threatened to be involved, as a party or otherwise, and arising out of or related to this agreement or the services to be provided by Watley under this Agreement without limitation, liabilities under

California law if such Indemnified Party acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the interests office the Company, and, with respect to any criminal proceeding, did not in good faith believe its conduct was unlawful; provided, however, that such Indemnified Party shall not be indemnified against any such Liabilities and the Indemnified Party shall repay all amounts previously advanced by the Company pursuant hereto, that were caused by such Indemnified. Party's actual fraud, gross negligence or wanton or willful misconduct, unless the court in which such proceeding was brought shall determine the Indemnified Party is fairly and reasonably entitled to indemnify in which case such indemnification shall be provided only to the extent permitted by such court. Notwithstanding the foregoing, to the extent that an Indemnified Party has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in connection with any appeal therein, or in defense of any claim, issue or matter therein, the Company shall indemnify such Indemnified Party against the expenses, including, without limitation, reasonable attorneys' and accountants' fees and expenses, incurred by such Indemnified Party in connection therewith. The termination of any pending or threatened action, suit or proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnified Party did not satisfy standards indemnification set forth in this paragraph.

Liabilities incurred by any Indemnified Party in defending any pending or threatened claim, demand, action, suite or proceeding shall, from time to time, be paid by the Company in advance of the final disposition or settlement of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amounts (or a proportionate share of such amounts determined in accordance with clause (c) of this paragraph if applicable) if it is ultimately determined that The Indemnified Party is not to be indemnified by The Company as provided in this agreement.

If for any reason (other than the gross negligence or the wanton or willful misconduct or bed fish office Indemnified Party), the foregoing indemnification is unavailable to such Indemnified Party, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and such Indemnified Party on the other hand, but also the relative fault of the Company and such Indemnified Party as well as any relevant equitable considerations.

The indemnification (or contribution) and advancement of amounts provided by this agreement shall not be deemed exclusive of, but shall be in addition to. any other rights to which those persons seeking indemnification (or contribution) or advancement of amounts may otherwise be entitled and shall continue as to any Indemnified Party notwithstanding the dissolution or other cessation to exist of such Indemnified Party or the withdrawal, adjudication of bankruptcy or insolvency of such Indemnified Party, such Indemnified Party's no longer serving m the capacity entitling it to indemnification under the provisions of this agreement. or the termination of the Company.

The advancement, indemnity and contribution obligations of the Company under this Agreement shall be in addition to any obligation which the Company may otherwise have, shall be binding upon and inure to the benefit of any successors assigns, heirs and personal representatives of the Company and each of the Indemnified Parties and shall not be deemed to create any rights for the benefit of any other party. The provisions of this paragraph shall survive any termination of this Agreement.

This Agreement shall constitute the whole and entire agreement of the parties hereto with respect to the matters set forth herein and shall not be modified or amended in any respect.

This Agreement is governed by and to be construed in accordance with the laws of the State of California without regard to conflict of laws principles.

So Agreed,

For The Watley Group, LLC	For US Dry Cleaning Corporation
/s/ Anthony Bryan	/s/ Michael E. Drace
Anthony Bryan	Michael E. Drace
CEO